Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

Bill Barrett Corporation Reports Third Quarter 2017 Financial and Operating Results Highlighted by Quarterly Production of 1.92 MMBoe and Increased 2017 Production Guidance Range of 6.9-7.1 MMBoe

•	Production sales volumes of 1.92 million barrels of oil equivalent ("MMBoe") for the third quarter of 2017, which increased 26% sequentially from the second quarter of 2017

•	Oil production sales volumes of 1.2 million barrels of oil ("MMBbls") for the third quarter, which increased 33% sequentially and represents 63% of total production volumes

•	Capital expenditures of $57 million in the third quarter were below guidance range of $65-$75 million

•	Oil price differential of $2.12 per barrel decreased 13% sequentially; Denver-Julesburg ("DJ") Basin oil price differential of $2.06 per barrel decreased 5% sequentially

•	Lease operating expense ("LOE") of $3.08 per Boe decreased 15% sequentially; DJ Basin LOE of $2.52 per Boe decreased 18% sequentially

•	Drilling and completion cycle times for the extended reach lateral ("XRL") program improved 28% compared to 2016 led by efficiency gains

•	2017 production guidance increased to 6.9-7.1 MMBoe; represents 21% growth over 2016 at the mid-point, excluding 2016 asset sales

•	Commenced marketed sales process to divest of Uinta Oil Program assets

DENVER - October 31, 2017 - Bill Barrett Corporation (the "Company") (NYSE: BBG) today reported third quarter of 2017 financial and operating results and updated 2017 operating guidance, including higher production and lower LOE.

For the third quarter of 2017, the Company reported a net loss of $28.8 million, or $0.39 per diluted share. Adjusted net income for the third quarter of 2017 was a net loss of $5.9 million, or $0.08 per diluted share. EBITDAX for the third quarter of 2017 was $47.9 million. Adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

Commenting on the quarterly results, Chief Executive Officer and President Scot Woodall stated, "We delivered another outstanding quarter of results that was highlighted by 26% sequential production growth, 33% sequential growth in oil volumes, tighter oil differentials, an 18% sequential decrease in LOE, and capital spending that was below guidance. As these results demonstrate, our execution is strong with early positive results from our enhanced completion program meeting or exceeding our base XRL type-curve. Current planned activity underpins a further increase in our production outlook and a corresponding decrease in LOE as outlined by our updated guidance. We now anticipate 2017 production growing over 20% relative to 2016 and expect to generate greater than 30% growth in 2018. This builds significant momentum as we head into 2018 with higher associated cash flow and EBITDAX generation. We recently initiated a marketed sales process to divest of our Uinta Oil Program assets and, if successful, anticipate a sale announcement prior to year-end. Proceeds will increase liquidity and help fund expected activity in 2018. We are in a good financial position with current liquidity consisting of a cash position in excess of $150 million and an undrawn credit facility that is supported by an underlying hedge position."

OPERATING AND FINANCIAL RESULTS

The following table summarizes certain operating and financial results for the third quarter of 2017 and 2016 and the second quarter of 2017:

	Three Months Ended September 30,			Three Months Ended June 30,
	2017	2016	Change	2017	Change
Combined production sales volumes (MBoe)	1,920	1,566	23%	1,526	26%
Net cash provided by (used in) operating activities ($ millions)	$57.2	$67.4	(15)%	$0.1	571%
Discretionary cash flow ($ millions) (1)	$34.8	$36.5	(5)%	$21.6	61%
Combined realized prices with hedging (per Boe)	$38.78	$45.06	(14)%	$37.42	4%
Net income (loss) ($ millions)	$(28.8)	$(26.2)	(10)%	$(18.4)	(56)%
Per share, basic	$(0.39)	$(0.44)	11%	$(0.25)	(56)%
Per share, diluted	$(0.39)	$(0.44)	11%	$(0.25)	(56)%
Adjusted net income (loss) ($ millions) (1)	$(5.9)	$(6.2)	5%	$(12.9)	55%
Per share, basic	$(0.08)	$(0.10)	20%	$(0.17)	53%
Per share, diluted	$(0.08)	$(0.10)	20%	$(0.17)	53%
Weighted average shares outstanding, basic (in thousands)	74,886	58,852	27%	74,794	—%
Weighted average shares outstanding, diluted (in thousands)	74,886	58,852	27%	74,794	—%
EBITDAX ($ millions) (1)	$47.9	$49.8	(4)%	$36.7	31%

(1)
Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

Oil, natural gas and natural gas liquids ("NGL") production totaled approximately 1.92 MMBoe in the third quarter of 2017. Third quarter production surpassed guidance of 1.75 MMBoe by 10% and represents a 23% increase compared to the third quarter of 2016 and a 26% increase compared to the second quarter of 2017.

Oil volumes totaled approximately 1.2 MMBbls in the third quarter, representing an 18% increase compared to the third quarter of 2016 and a 33% increase compared to the second quarter of 2017.

Higher production sales volumes were driven by an improvement in drilling and completion cycle times and positive results from the Company's enhanced completion program in the DJ Basin.

Third quarter production was comprised of approximately 63% oil, 20% natural gas and 17% NGLs.

	Three Months Ended September 30,			Three Months Ended June 30,
	2017	2016	Change	2017	Change
Production Sales Data:
Oil (MBbls)	1,202	1,016	18%	902	33%
Natural gas (MMcf)	2,274	1,734	31%	1,920	18%
NGLs (MBbls)	339	261	30%	304	12%
Combined volumes (MBoe)	1,920	1,566	23%	1,526	26%
Daily combined volumes (Boe/d)	20,870	17,022	23%	16,769	24%

LOE averaged $3.08 per Boe in the third quarter of 2017 compared to $3.06 per Boe in the third quarter of 2016 and $3.61 per Boe in the second quarter of 2017. The 15% reduction in LOE compared to the second quarter of 2017 is attributable to increased operating efficiencies and higher production sales volumes.

Production tax expense averaged $2.80 per Boe in the third quarter of 2017 compared to $2.45 per Boe in the third quarter of 2016 and $2.25 per Boe in the second quarter of 2017. Higher production tax expense in the third quarter of 2017 was primarily attributable to higher average realized oil prices relative to the comparable quarters. Production taxes totaled 8% of pre-hedge revenues for the third quarter of 2017 compared to 7.6% of pre-hedge revenues for the third quarter of 2016.

Depreciation, depletion and amortization ("DD&A") averaged $22.52 per Boe in the third quarter of 2017 compared to $27.51 per Boe in the third quarter of 2016 and $25.78 per Boe in the second quarter of 2017. Lower DD&A on a per unit basis for the third quarter of 2017 was primarily the result of proved reserves added at lower costs.

	Three Months Ended September 30,			Three Months Ended June 30,
	2017	2016	Change	2017	Change
Average Costs (per Boe):
Lease operating expenses	$3.08	$3.06	1%	$3.61	(15)%
Gathering, transportation and processing expense	0.32	0.30	7%	0.35	(9)%
Production tax expenses	2.80	2.45	14%	2.25	24%
Depreciation, depletion and amortization	22.52	27.51	(18)%	25.78	(13)%

Debt and Liquidity

At September 30, 2017, the principal debt balance was $677.4 million, while cash and cash equivalents were $155.9 million, resulting in net debt (principal balance of debt outstanding less the cash and cash equivalents balance) of $521.5 million. Cash and cash equivalents were reduced subsequent to the end of the quarter as the Company made a regularly scheduled interest payment in October 2017 of approximately $14 million related to its Senior Notes due 2022.

The Company's semi-annual borrowing base review was completed in October 2017 with no changes to the terms or conditions of the $300 million credit facility. There are no borrowings outstanding and $274 million in available capacity after taking into account a $26 million letter of credit.

Capital Expenditures

Capital expenditures for the third quarter of 2017 totaled $56.8 million, which was 19% below the midpoint of the Company's guidance range of $65-$75 million. Lower than anticipated capital expenditures were primarily the result of improved drilling and completion efficiencies that have offset service cost increases. The Company operated two drilling rigs for the quarter and spud 26 extended reach lateral ("XRL") wells in the DJ Basin. Completion operations were conducted on 19 XRL wells.

OPERATIONAL HIGHLIGHTS
DJ Basin

The Company produced an average of 18,508 Boe/d in the third quarter of 2017, representing 28% sequential growth. Eleven XRL wells were placed on initial flowback during the third quarter and two drilling rigs are currently operating in the basin. The Company continues to see improving well results from its enhanced completion program that has evolved to include approximately 1,500 pounds of sand per lateral foot and frac stage spacing of approximately 120 feet. In addition, the Company incorporated modifications to its choke management program on recent drilling and spacing units ("DSU") that are anticipated to result in peak production being achieved earlier in the production cycle. Performance from the 2017 enhanced completion program continues to meet or exceed the Company's base XRL type-curve of 600 MBoe.

The following provides a synopsis of the current activity for the DSUs that are in the drilling and completion or initial flowback phase:

•
5-63-32 - The DSU is located within the western area of NE Wattenberg and includes 5 XRL wells. Initial flowback began in the third quarter of 2017. The wells incorporated enhanced completion and flowback methods. Early production is currently tracking above the Company's base XRL type curve.

•
5-63-30 - The DSU is located within the western area of NE Wattenberg and includes 6 XRL wells. Initial flowback began in the third quarter of 2017. The wells incorporated enhanced completion and flowback methods. Early production is currently tracking above the Company's base XRL type curve.

•
5-61-20 - The DSU is located within the central area of NE Wattenberg and includes 8 XRL wells. Completion operations have commenced and the wells are expected to be placed on initial flowback in the fourth quarter of 2017.

•	4-62-29/32 - The DSUs are located within the southern area of NE Wattenberg and includes 10 XRL wells per DSU. Completion operations commenced in October 2017.

•	3-62-4 - The DSU is located within the southern area of NE Wattenberg and includes 10 XRL wells. Drilling operations commenced in October 2017.

•
The Company continues to achieve drilling and completion efficiencies on its XRL well program that have resulted in a 28% average year-over-year improvement in 2017 cycle times leading to increased stages completed and pounds of sand pumped per day. This has been primarily achieved through a 37% improvement in the number of frac stages completed per day and a 27% improvement in the number of days required to drill out frac plugs.

•
Drilling and completion costs for XRL wells drilled during the first nine months of 2017 have averaged approximately $4.7 million per well, which includes the cost of incorporating higher proppant concentrations and tighter frac stage spacing.

Uinta Oil Program

Production sales volumes averaged 2,333 Boe/d (91% oil) during the third quarter of 2017. The oil price differential averaged $2.41 per barrel less than WTI as new marketing contracts became effective on May 1, 2017.

The Company has commenced a marketed sales process to divest of its Uinta Oil Program assets and, if successful, it is anticipated that a sale would be announced in the fourth quarter of 2017.

2017 OPERATING GUIDANCE

The Company is providing the following update to its 2017 operating guidance. See "Forward-Looking Statements" below.

•	Capital expenditures of $250-$270 million, unchanged

◦
Fourth quarter capital expenditures are expected to total $80-$90 million. Higher capital expenditures compared to the third quarter of 2017 are due to increased completion activity associated with a two-rig drilling program.

•
Production of 6.9-7.1 MMBoe, increased from a previous guidance range of 6.4-6.6 MMBoe to reflect actual production sales volumes for the first nine months of 2017 and anticipated production for the fourth quarter of 2017

◦	Fourth quarter production sales volumes are expected to approximate 2.0-2.2 MMBoe

◦	Fourth quarter production is expected to be weighted approximately 63% oil

•	Lease operating expense of $24-$25 million, narrowed from a previous guidance range of $24-$26 million due to further operational efficiencies

•	General and administrative expenses of $32-$33 million, narrowed from a previous range of $30-$33 million due to variable employee compensation costs related to performance

•	Gathering, transportation and processing costs of $2-$3 million, unchanged

•	Unused commitment for firm natural gas transportation charges of $18-$19 million, unchanged

COMMODITY HEDGES UPDATE

The following table summarizes our current hedge position as of October 30, 2017:

	Oil (WTI)		Natural Gas (NWPL)
Period	Volume Bbls/d	Price $/Bbl	Volume MMBtu/d	Price $/MMBtu
4Q17	8,125	57.69	10,000	2.96
1Q18	8,750	52.88	5,000	2.68
2Q18	8,750	52.88	5,000	2.68
3Q18	7,000	52.00	5,000	2.68
4Q18	7,000	52.00	5,000	2.68
1Q19	1,750	50.54	—	—
2Q19	1,750	50.54	—	—
3Q19	1,750	50.54	—	—
4Q19	1,750	50.54	—	—

Realized sales prices will reflect basis differentials from the index prices to the sales location.

UPCOMING EVENTS

Third Quarter Conference Call and Webcast

The Company plans to host a conference call on Wednesday, November 1, 2017, to discuss third quarter of 2017 results. The call is scheduled at 10:00 a.m. Eastern time (8:00 a.m. Mountain time).

Please join the webcast conference call live or for replay via the Internet at www.billbarrettcorp.com, accessible from the home page. To join by telephone, call (855) 760-8152 ((631) 485-4979 international callers) with passcode 98924903. The webcast will remain on the Company's website for approximately 7 days and a replay of the call will be available through November 8, 2017 at (855) 859-2056 ((404) 537-3406 international) with passcode 98924903.

Investor Events

Members of the Company's management are currently scheduled to participate in the following investor events:

•	November 13, 2017 - Ladenburg Thalmann & Co. Energy Conference in New York, NY

•	November 14, 2017 - KLR Group E&P Day in Denver, CO

•	November 29, 2017 - Bank of America Merrill Lynch Leveraged Finance Conference in Boca Raton, FL

•	November 30, 2017 - KeyBanc Capital Markets E&P Bus Tour in Denver, CO

DISCLOSURE STATEMENTS

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. In particular, the Company is providing "2017 Operating Guidance," which contains projections for certain 2017 operational and financial metrics. Additional forward-looking statements in this release relate to, among other things, future capital expenditures, costs, projects and opportunities; and the planned disposition of our Uinta Basin properties.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. In particular, the planned disposition of Uinta Basin properties may not be completed in the timeframe expected, on terms favorable to us, or at all. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

BILL BARRETT CORPORATION
Selected Operating Highlights
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Production Data:
Oil (MBbls)	1,202	1,016	2,929	2,925
Natural gas (MMcf)	2,274	1,734	6,084	5,298
NGLs (MBbls)	339	261	936	732
Combined volumes (MBoe)	1,920	1,566	4,879	4,540
Daily combined volumes (Boe/d)	20,870	17,022	17,872	16,569

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$46.08	$41.92	$46.52	$36.88
Natural gas (per Mcf)	2.37	2.29	2.48	1.81
NGLs (per Bbl)	18.93	13.65	18.40	12.05
Combined (per Boe)	34.99	32.02	34.54	27.82

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$51.86	$61.30	$52.18	$62.74
Natural gas (per Mcf)	2.51	2.71	2.56	2.34
NGLs (per Bbl)	18.93	13.65	18.40	12.05
Combined (per Boe)	38.78	45.06	38.04	45.09

Average Costs (per Boe):
Lease operating expenses	$3.08	$3.06	$3.54	$4.87
Gathering, transportation and processing expense	0.32	0.30	0.34	0.41
Production tax expenses	2.80	2.45	1.87	1.55
Depreciation, depletion and amortization	22.52	27.51	24.81	27.64
General and administrative expense (1)	6.51	5.86	6.31	6.95

(1)
Includes long-term cash and equity incentive compensation of $1.40 per Boe and $1.37 per Boe for the three months ended September 30, 2017 and 2016, respectively, and $1.12 per Boe and $1.91 per Boe for the nine months ended September 30, 2017 and 2016, respectively.

BILL BARRETT CORPORATION
Consolidated Condensed Balance Sheets
(Unaudited)

	As of September 30,	As of December 31,
	2017	2016
	(in thousands)
Assets:
Cash and cash equivalents	$155,885	$275,841
Assets classified as held for sale	145,553	—
Other current assets (1)	50,080	42,611
Property and equipment, net	975,845	1,062,149
Other noncurrent assets (1)	3,143	4,740
Total assets	$1,330,506	$1,385,341

Liabilities and Stockholders' Equity:
Liabilities associated with assets held for sale	$4,856	$—
Other current liabilities	121,511	85,018
Long-term debt, net of debt issuance costs	668,744	711,808
Other long-term liabilities (1)	20,381	16,972
Stockholders' equity	515,014	571,543
Total liabilities and stockholders' equity	$1,330,506	$1,385,341

(1)
At September 30, 2017, the estimated fair value of all of the Company's commodity derivative instruments was a net asset of $5.7 million, comprised of $5.8 million of current assets, $0.1 million of non-current assets and $0.2 million of non-current liabilities. This amount will fluctuate based on estimated future commodity prices and the current hedge position.

BILL BARRETT CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except per share amounts)
Operating Revenues:
Oil, gas and NGL production	$67,175	$50,133	$168,541	$126,279
Other operating revenues	690	348	926	920
Total operating revenues	67,865	50,481	169,467	127,199
Operating Expenses:
Lease operating	5,919	4,795	17,287	22,101
Gathering, transportation and processing	620	472	1,644	1,871
Production tax	5,384	3,832	9,140	7,037
Exploration	18	16	48	64
Impairment, dry hole costs and abandonment	261	974	8,336	1,766
(Gain) Loss on sale of properties	—	1,914	(92)	1,206
Depreciation, depletion and amortization	41,732	43,083	119,409	125,491
Unused commitments	4,557	4,567	13,687	13,703
General and administrative (1)	12,496	9,178	30,788	31,535
Other operating expenses, net	(282)	—	(1,610)	—
Total operating expenses	70,705	68,831	198,637	204,774
Operating Income (Loss)	(2,840)	(18,350)	(29,170)	(77,575)
Other Income and Expense:
Interest and other income	332	72	1,030	166
Interest expense	(13,926)	(13,991)	(44,014)	(45,160)
Commodity derivative gain (loss) (2)	(12,408)	6,054	19,654	(7,258)
Gain (loss) on extinguishment of debt	—	29	(7,904)	8,726
Total other income and expense	(26,002)	(7,836)	(31,234)	(43,526)
Income (Loss) before Income Taxes	(28,842)	(26,186)	(60,404)	(121,101)
(Provision for) Benefit from Income Taxes	—	—	—	—
Net Income (Loss)	$(28,842)	$(26,186)	$(60,404)	$(121,101)

Net Income (Loss) per Common Share
Basic	$(0.39)	$(0.44)	$(0.81)	$(2.28)
Diluted	$(0.39)	$(0.44)	$(0.81)	$(2.28)
Weighted Average Common Shares Outstanding
Basic	74,886	58,852	74,743	53,082
Diluted	74,886	58,852	74,743	53,082

(1)
Includes long-term cash and equity incentive compensation of $2.7 million and $2.1 million for the three months ended September 30, 2017 and 2016, respectively, and $5.5 million and $8.7 million for the nine months ended September 30, 2017 and 2016, respectively.

(2)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives (1)	$7,263	$20,412	$17,062	$78,417
Prior year unrealized (gain) loss transferred to realized (gain) loss (1)	(1,036)	(21,706)	(2,114)	(79,055)
Unrealized gain (loss) on derivatives (1)	(18,635)	7,348	4,706	(6,620)
Total commodity derivative gain (loss)	$(12,408)	$6,054	$19,654	$(7,258)

(1)
Realized and unrealized gains and losses on commodity derivatives are presented herein as separate line items but are combined for a total commodity derivative gain (loss) in the Consolidated Statements of Operations. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful because the realized cash settlement portion provides a better understanding of the Company's hedge position. The Company also believes that this disclosure allows for a more accurate comparison to its peers.

BILL BARRETT CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Operating Activities:
Net income (loss)	$(28,842)	$(26,186)	$(60,404)	$(121,101)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	41,732	43,083	119,409	125,491
Impairment, dry hole costs and abandonment	261	974	8,336	1,766
Unrealized derivative (gain) loss	19,672	14,358	(2,592)	85,675
Incentive compensation and other non-cash charges	1,480	1,777	5,134	7,208
Amortization of deferred financing costs	510	573	1,665	2,075
(Gain) loss on sale of properties	—	1,914	(92)	1,206
(Gain) loss on extinguishment of debt	—	(29)	7,904	(8,726)
Change in operating assets and liabilities:
Accounts receivable	(11,679)	4,008	(9,252)	13,552
Prepayments and other assets	397	(66)	(980)	(968)
Accounts payable, accrued and other liabilities	25,656	22,846	20,071	18,903
Amounts payable to oil and gas property owners	3,698	493	6,371	(2,894)
Production taxes payable	4,299	3,683	(187)	(5,980)
Net cash provided by (used in) operating activities	$57,184	$67,428	$95,383	$116,207
Investing Activities:
Additions to oil and gas properties, including acquisitions	(56,552)	(7,024)	(160,788)	(93,704)
Additions of furniture, equipment and other	(67)	(193)	(268)	(1,184)
Proceeds from sale of properties and other investing activities	(97)	26,796	(712)	25,571
Net cash provided by (used in) investing activities	$(56,716)	$19,579	$(161,768)	$(69,317)
Financing Activities:
Proceeds from debt	—	—	275,000	—
Principal payments on debt	(115)	(111)	(322,228)	(329)
Proceeds from sale of common stock, net of offering costs	—	—	(298)	—
Deferred financing costs and other	(33)	(56)	(6,045)	(1,134)
Net cash provided by (used in) financing activities	$(148)	$(167)	$(53,571)	$(1,463)
Increase (Decrease) in Cash and Cash Equivalents	320	86,840	(119,956)	45,427
Beginning Cash and Cash Equivalents	155,565	87,423	275,841	128,836
Ending Cash and Cash Equivalents	$155,885	$174,263	$155,885	$174,263

BILL BARRETT CORPORATION
Reconciliation of Discretionary Cash Flow, Adjusted Net Income (Loss) and EBITDAX
(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Net Cash Provided by (Used in) Operating Activities	$57,184	$67,428	$95,383	$116,207
Adjustments to reconcile to discretionary cash flow:
Exploration expense	18	16	48	64
Changes in working capital	(22,371)	(30,964)	(16,023)	(22,613)
Discretionary Cash Flow	$34,831	$36,480	$79,408	$93,658

Adjusted Net Income (Loss) Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except per share amounts)
Net Income (Loss)	$(28,842)	$(26,186)	$(60,404)	$(121,101)
Provision for (Benefit from) income taxes	—	—	—	—
Income (Loss) before income taxes	(28,842)	(26,186)	(60,404)	(121,101)

Adjustments to net income (loss):
Unrealized derivative (gain) loss	19,672	14,358	(2,592)	85,675
Impairment expense	—	—	8,010	183
(Gain) loss on sale of properties	—	1,914	(92)	1,206
(Gain) loss on extinguishment of debt	—	(29)	7,904	(8,726)
One-time item:
(Income) expense related to properties sold	(282)	—	(1,610)	—
Adjusted Income (Loss) before income taxes	(9,452)	(9,943)	(48,784)	(42,763)
Adjusted (provision for) benefit from income taxes (1)	3,549	3,791	18,460	16,164
Adjusted Net Income (Loss)	$(5,903)	$(6,152)	$(30,324)	$(26,599)
Per share, diluted	$(0.08)	$(0.10)	$(0.41)	$(0.50)

(1)	Adjusted (provision for) benefit from income taxes is calculated using the Company's current effective tax rate prior to applying the valuation allowance against deferred tax assets.

EBITDAX Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Net Income (Loss)	$(28,842)	$(26,186)	$(60,404)	$(121,101)
Adjustments to reconcile to EBITDAX:
Depreciation, depletion and amortization	41,732	43,083	119,409	125,491
Impairment, dry hole and abandonment expense	261	974	8,336	1,766
Exploration expense	18	16	48	64
Unrealized derivative (gain) loss	19,672	14,358	(2,592)	85,675
Incentive compensation and other non-cash charges	1,480	1,777	5,134	7,208
(Gain) loss on sale of properties	—	1,914	(92)	1,206
(Gain) loss on extinguishment of debt	—	(29)	7,904	(8,726)
Interest and other income	(332)	(72)	(1,030)	(166)
Interest expense	13,926	13,991	44,014	45,160
Provision for (benefit from) income taxes	—	—	—	—
EBITDAX	$47,915	$49,826	$120,727	$136,577

Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. These measures are presented because management believes that they provide useful additional information to investors for analysis of the Company's ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income (loss) for certain items to allow for a more consistent comparison from period to period. In addition, the Company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and that many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. The definition of these measures may vary among companies, and, therefore, the amounts presented may not be comparable to similarly titled measures of other companies.